Exhibit (a)(1)(iv)

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

LINE CORPORATION

PURSUANT TO THE U.S. OFFER TO PURCHASE DATED AUGUST 3, 2020

BY

NAVER J. HUB CORPORATION,

A DIRECT WHOLLY OWNED SUBSIDIARY

OF

NAVER CORPORATION,

AND

SOFTBANK CORP.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 2:30 A.M., NEW YORK CITY TIME, ON SEPTEMBER 15, 2020, UNLESS THE U.S. OFFER IS EXTENDED.

August 3, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by NAVER J. Hub Corporation, a Japanese corporation (kabushiki kaisha) (“NAVER Purchaser”) and a direct wholly owned subsidiary of NAVER Corporation, a Korean corporation (jusik hoesa) (“NAVER”) listed on the Korea Exchange, and SoftBank Corp., a Japanese corporation (kabushiki kaisha) (“SoftBank,” and together with NAVER Purchaser, the “Purchasers”) listed on the First Section of the Tokyo Stock Exchange (the “TSE”), to act as the Information Agent (the “Information Agent”) in connection with the offer to purchase (the “U.S. Offer”):

(i)

up to 100% of the outstanding shares of common stock, no par value (collectively, the “Common Shares” and each, a “Common Share”) of LINE Corporation, a Japanese corporation (kabushiki kaisha) (“LINE”) listed on the New York Stock Exchange and the First Section of the TSE and a consolidated subsidiary of NAVER, that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (such holders collectively, “U.S. Holders” and each, a “U.S. Holder”) and

(ii)

up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively, the “ADSs” and each, an “ADS”), each ADS representing one Common Share, from all holders, wherever located, at a purchase price of JPY 5,380 per Common Share and per ADS, in each case, in cash, without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated as of August 3, 2020 (as it may be amended or supplemented from time to time, the “U.S. Offer to Purchase”), and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. All payments to tendering U.S. Holders of Common Shares pursuant to the U.S. Offer to Purchase will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. All payments to tendering holders of ADSs pursuant to the U.S. Offer to Purchase will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date (defined below) and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled.

All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 2:30 A.M., NEW YORK CITY TIME, ON SEPTEMBER 15, 2020, UNLESS THE U.S. OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold Common Shares in your name or in the name of your securities intermediary:

1.	The U.S. Offer to Purchase, dated as of August 3, 2020;

2.

A printed form of letter to clients for whose accounts you hold Common Shares registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer (the “Client Letter”);

3.	The Common Share Acceptance Letter (English translation), for information purposes; and

4.	A return envelope addressed to you.

Your attention is directed to the following:

1.	The U.S. Offer commenced on August 3, 2020 and will expire at 2:30 a.m., New York City time, on September 15, 2020 (such date as it may be extended, the “Expiration Date”), unless extended.

2.

Simultaneously with the U.S. Offer, the Purchasers are making an offer in Japan in accordance with the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended from time to time) to purchase up to 100% of the outstanding Common Shares, options for the purchase of Common Shares (the “Options”) and zero-coupon convertible bonds due 2023 and 2025 issued by LINE (the “Convertible Bonds” and, together with the Common Shares, ADSs and Options, the “LINE Target Securities”), from all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions (the “Japan Offer,” and together with the U.S. Offer, the “Offers”). The offer for Common Shares in the Japan Offer is for the same price and on substantially the same terms as offered to purchase Common Shares and ADSs in the U.S. Offer. The Japan Offer is not open to U.S. Holders.

3.

The U.S. Offer is open to all holders of Common Shares who are U.S. Holders, and to all holders of ADSs, wherever located. Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not participate in the U.S. Offer, but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer. U.S. Holders of Options or Convertible Bonds that wish to participate in the U.S. Offer must first exercise or convert, respectively, such

Options or Convertible Bonds (to the extent exercisable or convertible, as the case may be) in accordance with their terms in sufficient time to tender the Common Shares received thereby into the U.S. Offer. The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE.

4.	The U.S. Offer is subject to the satisfaction or waiver of certain conditions described in the section entitled “The U.S. Offer—Section 13. Conditions to the U.S. Offer” in the U.S. Offer to Purchase.

5.

The Purchasers will not pay any fees or commissions to any broker or dealer or person (other than certain parties described in the U.S. Offer to Purchase, see “The U.S. Offer—Section 15. Fees and Expenses”) for soliciting tenders of Common Shares and ADSs pursuant to the U.S. Offer. Banks, brokers, dealers and other nominees may, upon request, be reimbursed by the Purchasers for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offers to their customers.

6.

If required by U.S. federal income tax laws, an appropriate withholding tax agent generally will be required to backup withhold at the applicable withholding rate from any payments made to certain U.S. holders of Common Shares pursuant to the U.S. Offer (see the section entitled “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer—Information Reporting and Backup Withholding” of the U.S. Offer to Purchase).

7.

To validly tender Common Shares, your client for whose accounts you hold Common Shares in your name or in the name of your securities intermediary and who is a U.S. Holder (“U.S. Client”) should instruct you to, by completing, executing and returning to you the instruction form included in the Client Letter, (i) instruct your affiliated Japanese standing proxy (jyounin dairi-nin) to deliver the Common Shares such U.S. Holder wishes to tender through the Japan Securities Depository Center, Inc. (“JASDEC”) to an account with Nomura Securities Co., Ltd. (the “Common Share Receiving and Paying Agent”) specified in the Common Share Acceptance Letter, an English translation of which is enclosed hereto, and (ii) (a) deliver to your affiliated Japanese standing proxy any additional documents required by your affiliated Japanese standing proxy and (b) instruct your Japanese standing proxy to deliver the Common Share Acceptance Letter (which will be provided in Japanese to the Japanese standing proxy by the Common Share Receiving and Paying Agent) to the Common Share Receiving and Paying Agent, in each case of (i) and (ii), to be received prior to 2:30 a.m., New York City time, on the Expiration Date.

8.

Upon receipt from your U.S. Client of an instruction form completed and executed to your satisfaction, (i) instruct your Japanese standing proxy to deliver the Common Shares such U.S. Client wishes to tender through JASDEC to the specified account of the Common Share Receiving and Paying Agent and (ii) (a) deliver to your affiliated Japanese standing proxy any additional documents required by your affiliated Japanese standing proxy and (b) instruct your Japanese standing proxy to deliver the Common Share Acceptance Letter to the Common Share Receiving and Paying Agent, in each case of (i) and (ii), to be received prior to 2:30 a.m., New York City time, on the Expiration Date. For the avoidance of doubt, you shall not instruct your Japanese standing proxy to undertake the foregoing unless such instruction form is received from your client who confirmed in such instruction form that it is a U.S. Holder (as defined in the U.S. Offer to Purchase).

9.

You will need to establish cut-off times and dates to receive instructions from your U.S. Clients to deliver securities that are earlier than 2:30 a.m., New York City time, on the Expiration Date, to permit you to submit a tender on your U.S. Clients’ behalf prior to the expiration of the acceptance period under the U.S. Offer. You should determine the cut-off time and date that is applicable to you and notify your clients accordingly.

10.

A U.S. Holder may only tender their Common Shares into the U.S. Offer and may not tender their Common Shares into the Japan Offer. A non-U.S. Holder may not tender their Common Shares into the U.S. Offer and may only tender their Common Shares into the Japan Offer.

11.	Under no circumstances will the Purchasers pay interest on the consideration paid for ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF NAVER, NAVER PURCHASER, SOFTBANK, THE INFORMATION AGENT, THE COMMON SHARE RECEIVING AND PAYING AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the English translation of the Common Share Acceptance Letter and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below.

The Information Agent for the U.S. Offer is:

90 Park Avenue

New York, New York 10016

U.S. Holders of Common Shares and holders of ADSs may call toll-free: (833) 503-4127

Banks and brokers may call: (516) 220-8356

The Common Share Receiving and Paying Agent for the U.S. Offer is:

Nomura Securities Co., Ltd.

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